Exhibit 1.

Alpha Pro Tech

LTD

ALPHA PRO TECH SIGNS A NEW DISTRIBUTION CONTRACT WITH
VWR INTERNATIONAL, INC.

Alpha Pro Tech Signs Multi -Year Contract with its Largest Distributor

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden Communications, Inc.
Al Millar/Donna Millar	Matthew Hayden/Brett Maas
905-479-0654	843-272-4653
e-mail: ir@alphaprotech.com	e-mail: matt@haydenir.com

NOGALES, ARIZONA - September 19, 2006 - Alpha Pro Tech, Ltd. (AMEX:APT, CHX: APT) a leader in protecting people, products and environments, today announced the signing of a new distribution contract with VWR International Inc. (“VWR”), a leading worldwide distributor in the global laboratory research industry. The multiple year contract, effective January 1, 2006, also provides optional extensions beyond the initial term of the agreement. Under terms of the contract, VWR has the exclusive right to sell and distribute Alpha Pro Tech’s Critical Cover® trade named products, and the non-exclusive right to sell and distribute Alpha Pro Tech branded products to VWR’s domestic and international clean room and industrial customers.

The Critical Cover® product lines include Alpha Pro Tech’s disposable protective apparel, which includes shoe covers, lab coats, frocks and coveralls, as well as masks and eye shields. Disposable protective apparel sales currently represent more than half of Alpha Pro Tech’s total revenue base.

Al Millar, Alpha Pro Tech’s President, commented, “As a recognized global leader, distributing to key industrial target markets for Alpha Pro Tech, VWR has been our largest and most trusted partner for more than 10 years. We are very pleased to finalize this contract, and further strengthen our relationship”.

About VWR International, Inc.

VWR International is a leader in the global research laboratory industry with worldwide sales of $3.1 billion (U.S.). VWR’s business is highly diversified across a spectrum of products and services, customer groups and geography. The company offers more than 1.2 million products, from more than 2,500 manufacturers, to over 250,000 customers throughout North America and Europe. VWR’s primary customers work in the pharmaceutical, life science, chemical, technology, food processing and consumer product industries. Other important customers include universities and research institutes; governmental agencies; environmental testing organizations; and primary and secondary schools. VWR International affiliates operate in 20 countries and employ approximately 6,100 people. The company’s mission is to deliver excellence in the distribution of scientific supplies. The VWR International Group is headquartered in West Chester, Pennsylvania.

For more information on VWR International, phone 1-800-932-5000, visit www.vwr.com, or write, VWR International, Inc., 1310 Goshen Parkway, P.O. Box 2656, West Chester, PA 19380-0906.

VWR and design are registered trademarks of VWR International, Inc.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. In addition, Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap, roof underlayment and mold resistant framing sealant. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

The Private Securities Litigation Reform Act of 1995 (“Act”) provides a safe harbor for forward-looking information made on behalf of the Company. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in registration statements, annual reports and other periodic reports and filings of the Company filed with the Securities and Exchange Commission. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectations for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. As a result, there can be no assurance that the Company’s future results will not be materially different from those described herein as “believed,” “anticipated,” “estimated” or “expected,” which reflect the current views of the Company with respect to future events. We caution readers that these forward-looking statements speak only as the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which such statement is based

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